EXHIBIT 99.1

POZEN Reports First Quarter 2005 Results; Trexima NDA Scheduled for 3Q 2005; Notice of Allowance Received for New Patent Application Describing Gastroprotective NSAID Products

     CHAPEL HILL, N.C.--(BUSINESS WIRE)--April 28, 2005--POZEN Inc. (NASDAQ:
POZN), today announced results for the first quarter ended March 31, 2005.

     First-Quarter Results

     POZEN reported a net loss of $5.4 million, or $0.19 per share on a fully diluted basis, for the first quarter of 2005, compared to a net loss of $2.4 million, or $0.08 per share on a fully diluted basis, for the first quarter of 2004.
     For the first quarter of 2005, POZEN reported revenue of $2.1 million resulting from the amortization of upfront payments and other payments received pursuant to collaboration agreements for MT 100(TM), MT 300(TM) and Trexima(TM). Revenue for the first quarter ended March 31, 2004 was $1.9 million.
     Operating expenses for the first quarter of 2005 totaled $7.7 million as compared to $4.4 million for the comparable period in 2004. The increase in operating expenses was primarily due to Trexima Phase III clinical trial activities.
     At March 31, 2005, cash, cash equivalents and short-term investments totaled $43.1 million compared to $51.8 million at December 31, 2004.

     Corporate Highlights

     POZEN completed the second of its two Phase III pivotal trials for Trexima for the treatment of migraine headaches. In the second Phase III pivotal trial, Trexima demonstrated superiority over the individual components measured by sustained pain-free response (p<0.001 vs. naproxen; p=0.009 vs. sumatriptan) and met all other regulatory endpoints versus placebo.
     POZEN met with the FDA last week to discuss results of both Phase III trials and other information required for the submission of the Trexima NDA. Based upon discussions at the pre-NDA meeting, the company believes that no additional pre-clinical or clinical trials are necessary for submission. The Trexima NDA submission is now scheduled for the third quarter of 2005.
     The company received a Notice of Allowance on a patent application covering combinations of acid inhibitors and non-steroidal anti-inflammatory drugs (NSAIDs). POZEN's emerging family of PN products now entering development are among the compositions covered by this patent application. The leading product candidate, PN 100, could enter Phase III next year based on pre-IND meeting discussions with the FDA.
     The American Headache Society (AHS) has accepted for publication into its Journal "Headache", POZEN's Phase II Study results for its MT 400 technology. POZEN continues to evaluate partnering opportunities for its MT 400 technology in Europe.
     The AHS has also accepted two MT 100 abstracts for poster presentation at the AHS meeting in Philadelphia in June. One covers the pain response in no nausea patients and the other is a meta- analysis of therapeutic gain across the studies employing naproxen, placebo, metoclopramide, and sumatriptan as comparators in the nausea and no-nausea groups.

     Financial Guidance

     For the second quarter of 2005, POZEN expects total revenues to be approximately $1.9 million, and total operating expenses to be in the range of $6 million to $7.7 million.
     For the 2005 year, POZEN expects total revenue to be approximately $28 million, including a $20 million milestone payment, payable by GlaxoSmithKline upon the FDA's acceptance for filing of the Trexima NDA. Total operating expenses for the 2005 year are expected to be in the range of $28 million to $30 million. These estimates of revenue and expenses reflect the expected completion of Trexima Phase III clinical trials and the submission of the resulting NDA.

     First-Quarter Results Webcast

     POZEN will hold a webcast to present first quarter results and management's outlook on Thursday, April 28, 2005 at 11:00 a.m. Eastern time. The webcast can be accessed live and will be available for replay at www.pozen.com.

     About POZEN

     POZEN is a pharmaceutical company committed to developing therapeutic advancements for diseases with unmet medical needs where it can improve efficacy, safety, and/or patient convenience. Since its inception, POZEN has focused its efforts primarily on the development of pharmaceutical products for the treatment of migraine. POZEN is also exploring the development of product candidates in other pain-related therapeutic areas. POZEN has development and commercial alliances with GlaxoSmithKline, Valeant Pharmaceuticals North America, a subsidiary of Valeant Pharmaceuticals International (formerly Xcel Pharmaceuticals, Inc.), and Nycomed. The company's common stock is traded on The Nasdaq Stock Market under the symbol "POZN". For detailed company information, including copies of this and other press releases, see POZEN's website: www.pozen.com.
     Statements included in this press release that are not historical in nature are "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management's current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval of our product candidates, including as a result of the need to conduct additional studies, or the failure to obtain such approval of our product candidates, including as a result of changes in regulatory standards or the regulatory environment during the development period of any of our product candidates; uncertainties in clinical trial results or the timing of such trials, resulting in, among other things, an extension in the period over which we recognize deferred revenue or our failure to achieve milestones that would have provided us with revenue; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events, including those discussed herein and in our Annual Report on Form 10-K for the year ended December 31, 2004 under "Management's Discussion and Analysis of Financial Condition and Results of Operations." We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.


                              POZEN Inc.
                        Statement of Operations
                              (Unaudited)


                                               Three Months Ended
                                                   March 31,
                                          ----------------------------
                                                2005          2004
                                          ----------------------------
Revenue:
   Licensing revenue                     $    2,052,490  $  1,889,500
Operating expenses:
   General and administrative                 2,396,586     1,998,049
   Research and development                   5,327,785     2,371,967
                                          --------------  ------------
Total operating expenses                      7,724,371     4,370,016
Other Income:
   Interest and other income                    271,673       126,150
                                          --------------  ------------
Net loss attributable to common
 stockholders                            $   (5,400,208) $ (2,354,366)
                                          ==============  ============

Basic and diluted net loss per common
 share                                   $        (0.19) $      (0.08)
                                          ==============  ============

Shares used in computing basic and
 diluted net loss per common share           28,912,721    28,555,654
                                          ==============  ============


                               POZEN Inc.
                             Balance Sheet
                              (Unaudited)

                                            March 31,    December 31,
                                              2005           2004
                                          ------------- --------------
ASSETS

Current assets:
 Cash and cash equivalents               $  24,448,405 $   51,764,129
 Investments                                18,650,411              -
 Prepaid expenses and other current
  assets                                       805,182      1,064,032
                                          ------------- --------------
    Total current assets                    43,903,998     52,828,161
Equipment, net of accumulated
 depreciation                                  454,748        467,688
                                          ------------- --------------
    Total assets                         $  44,358,746 $   53,295,849
                                          ============= ==============


LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Accounts payable                        $     812,845 $    2,330,349
 Accrued compensation                          832,379      1,182,848
 Accrued expenses                            2,022,376      1,626,829
 Deferred revenue                            8,754,580      8,680,092
                                          ------------- --------------
    Total current liabilities               12,422,180     13,820,118

Long-term liabilities:
    Deferred revenue                         5,638,000      7,764,978
                                          ------------- --------------
Total liabilities                           18,060,180     21,585,096

Total stockholders' equity                  26,298,566     31,710,753
                                          ------------- --------------
    Total liabilities and stockholders'
     equity                              $  44,358,746 $   53,295,849
                                          ============= ==============


     CONTACT: POZEN Inc.
              Bill Hodges, Chief Financial Officer
              919-913-1030
              Fran Barsky, Director, Investor Relations
              919-913-1044